Exhibit 10.74

Notice of Award

SMALL BUSINESS INNOVATION RESEARCH PROG Issue Date: 04/06/2010 Department of Health and Human Services National Institutes of Health NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES

Grant Number:  1R43AI084350-01A1

Principal Investigator(s):

Ramon Flick, PHD

Project Title:  Development of Multivalent Vaccines Against Yellow Fever and Arena Viruses

Langren, Carl

Chief Financial Officer

2901 South Loop Drive Suite 3360

Ames, IA 50010

Award e-mailed to:  clangren@bpsys.net

Budget Period:  04/06/2010 — 03/31/2011

Project Period:  04/06/2010 — 03/31/2012

Dear Business Official:

The National Institutes of Health hereby awards a grant in the amount of $299,975 (see “Award Calculation” in Section I and “Terms and Conditions” in Section III) to BIOPROTECTION SYSTEMS CORPORATION in support of the above referenced project. This award is pursuant to the authority of 42 USC 241 42 CFR PART 52 15 USC 638 and is subject to the requirements of this statute and regulation and of other referenced, incorporated or attached terms and conditions.

Acceptance of this award including the “Terms and Conditions” is acknowledged by the grantee when funds are drawn down or otherwise obtained from the grant payment system.

Each publication, press release or other document that cites results from NIH grant-supported research must include an acknowledgment of NIH grant support and disclaimer such as “The project described was supported by Award Number R43AI084350 from the National Institute Of Allergy And Infectious Diseases. The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institute Of Allergy And Infectious Diseases or the National Institutes of Health.”

Award recipients are required to comply with the NIH Public Access Policy. This includes submission to PubMed Central (PMC), upon acceptance for publication, an electronic version of a final peer-reviewed, manuscript resulting from research supported in whole or in part, with direct costs from National Institutes of Health. The author’s final peer-reviewed manuscript is defined as the final version accepted for journal publication, and includes all modifications from the publishing peer review process. For additional information, please visit http://publicaccess.nih.gov/.

Award recipients must promote objectivity in research by establishing standards to ensure that the design, conduct and reporting of research funded under NIH-funded awards are not biased by a conflicting financial interest of an Investigator. Investigator is defined as the Principal Investigator and any other person who is responsible for the design, conduct, or reporting of NIH-funded research or proposed research, including the Investigator’s spouse and dependent children. Awardees must have a written administrative process to identify and manage financial conflict of interest and must inform Investigators of the conflict of interest policy and of the Investigators’ responsibilities. Prior to expenditure of these awarded funds, the Awardee must report to the NIH Awarding Component the existence of a conflicting interest and within 60 days of any new conflicting interests identified after the initial report. Awardees must comply with these and all other aspects of 42 CFR Part 50, Subpart F. These requirements also apply to subgrantees, contractors, or collaborators engaged by the Awardee under this award. The NIH website http://grants.nih.gov/grants/policy/coi/index.htm provides additional information.

If you have any questions about this award, please contact the individual(s) referenced in Section IV.

Sincerely yours,

Donna R. Sullivan
Grants Management Officer
NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES

Additional information follows

SECTION I —AWARD DATA — 1R43AI084350-01A1

Award Calculation (U.S. Dollars)
Salaries and Wages	$79,456
Fringe Benefits	$14,063
Consultant Services	$5,500
Supplies	$34,000
Travel Costs	$3,550
Other Costs	$19,400
Consortium/Contractual Cost	$18,360

Federal Direct Costs	$174,329
Federal F&A Costs	$113,389
Approved Budget	$287,718
Fee	$12,257
Federal Share	$299,975
TOTAL FEDERAL AWARD AMOUNT	$299,975

AMOUNT OF THIS ACTION (FEDERAL SHARE)	$299,975

SUMMARY TOTALS FOR ALL YEARS

YR	THIS AWARD	CUMULATIVE TOTALS
1	$299,975	$299,975
2	$299,975	$299,920

Recommended future year total cost support, subject to the availability of funds and satisfactory progress of the project

Fiscal Information:

CFDA Number:	93.855
EIN:	1202844633A1
Document Number:	RAI084350A
Fiscal Year:	2010

IC	CAN	2010	2011
AI	8477153	$299,975	$299,920

Recommended future year total cost support, subject to the availability of funds and satisfactory progress of the project

NIH Administrative Data:

PCC: M32B B / OC: 4141 / Processed: SULLIVANDO 03/31/2010

SECTION II — PAYMENT/HOTLINE INFORMATION — 1R43AI084350-01A1

For payment and HHS Office of Inspector General Hotline information, see the NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm

SECTION III — TERMS AND CONDITIONS — 1R43AI084350-01A1

This award is based on the application submitted to, and as approved by, NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a.               The grant program legislation and program regulation cited in this Notice of Award.

b.              Conditions on activities and expenditure of funds in other statutory requirements, such as those included in appropriations acts.

c.               45 CFR Part 74 or 45 CFR Part 92 as applicable.

d.              The NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.

e.               This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(See NIH Home Page at ‘http://grants.nih.gov/grants/policy/awardconditions.htm’ for certain references cited above.)

An unobligated balance may be carried over into the next budget period without Grants Management Officer prior approval.

This grant is subject to Streamlined Noncompeting Award Procedures (SNAP).

In accordance with P.L. 110-161, compliance with the NIH Public Access Policy is now mandatory. For more information, see NOT-OD-08-033 and the Public Access website: http://publicaccess.nih.gov/.

Treatment of Program Income:

Additional Costs

SECTION IV — AI Special Terms and Conditions — 1R43A1084350-01A1

First-time NIH grantee organizations can find information about funding, policy, and administrative issues by visiting our “Welcome Wagon letter” (http://grants.nih.gov/grants/funding/welcomewagon.htm). See also our NIAID online tutorial, “How to Manage a Grant” (http://www.niaid.nih.gov/ncn/grants/manage/manage_c5.htm), and our “Checklists for New Grantees” (http://www.niaid.nih.gov/ncn/grants/charts/checklists.htm) for more information about the responsibilities of a grantee.

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In addition to the PI, any absence, replacement, or substantial reduction in effort of the following individual(s) below, requires the written prior approval of the National Institutes of Health awarding component.

Alex Freiberg ? .54 CM (Consortium)

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PAYMENT INFORMATION: The awardee organization will receive information and forms from the Payment Management System of the Department of Health and Human Services regarding requests for cash, manners of payment, and associated reporting requirements. Payment may be made on a cost-reimbursement or advance basis. Cost reimbursements may be requested monthly, quarterly, or at other periodic intervals. Advance payments may be requested on a monthly basis only. The telephone number for the Payment Management System Office is 1-877-614-5533. Their website is: http://www.dpm.psc.gov/

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INTELLECTUAL PROPERTY RIGHTS: Normally, the awardee organization retains the principal worldwide patent rights to any invention developed with United States Government support. Under Title 37 Code of Federal Regulations Part 401, the Government receives a royalty-free license for its use, reserves the right to require the patent holder to license others in certain circumstances, and requires that anyone exclusively licensed to sell the invention in the United States must normally manufacture it substantially in the United States.

Rights and obligations related to inventions created or reduced to practice as a result of this award are detailed in 35 U.S.C. 205 and 37 CFR Part 401. These inventions must be reported to the Extramural Invention Reporting and Technology Resources Branch, OPERA, NIH, 6701 Rockledge Drive, MSC 7750, Bethesda, MD 20892-7750, (301) 435-1986. For additional information, access the NIH link on the Interagency Edison web site (www.iedison.gov) which includes an electronic invention reporting system, reference information and the text to 37 CFR 401.

To the extent authorized by 35 U.S.C., Section 205, the Government will not make public any information disclosing an NIH-supported invention for a 4-year period to allow the awardee organization a reasonable time to file a patent application, nor will the Government release any information that is part of that patent application.

When purchasing equipment or products under this SBIR award, the grantee shall use only American-made items, whenever possible.

The fee provided as part of this Notice of Award is in addition to direct and facilities and administrative costs. The fee is to be drawn down from the DHHS Payment Management System in increments proportionate to the draw down of costs.

Allowable costs conducted by for-profit organizations will be determined by applying the cost principles of Contracts with Commercial Organizations set forth in 48 CFR, Subpart 31.2.

The Code of Federal Regulations (Title 45 Part 74.26) stipulates that a commercial organization is subject to audit requirements for a non-federal audit if, during its fiscal year, it expended $500,000 or more under HHS awards and at least one award is an HHS grant or subgrant. Therefore, the organization must have one grant or subgrant in order to be required to obtain a non-federal audit, but other HHS awards are included in the threshold calculations and the scope of the audit. (See threshold calculation examples, http://oamp.od.nih.gov/dfas/faqexamples.html.)

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This award includes funds awarded for consortium activity with the University of Texas Medical Branch in the amount of $18,360 Total Costs ($12,000 direct costs + $6,360 facilities and administrative costs). Consortiums are to be established and administered as described in the NIH Grants Policy Statement (NIH GPS). The referenced section of the NIH Grants Policy Statement is available at http://grants1.nih.gov/grants/policy/nihgps_2003/NIHGPS_Part12.htm#_Toc54600251, pages 224-227.

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Awardees who conduct research involving Select Agents (see 42 CFR 73 for the Select Agent list; and 7 CFR 331 and 9 CFR 121 for the relevant animal and plant pathogens) must complete registration with CDC (or USDA, depending on the agent) before using NIH funds. No funds can be used for research involving Select Agents if the final registration certificate is denied.

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The research proposed in this grant may involve Select Agents and/or Highly Pathogenic Agents. NIAID defines a Highly Pathogenic Agent as an infectious Agent or Toxin that, under some circumstances, may warrant a biocontainment safety level of BSL3 or higher according to the current edition of the CDC/NIH Biosafety in Microbiological and Biomedical Laboratories (BMBL) (http://www.cdc.gov/OD/ohs/biosfty/bmbl5/bmbl5toc.htm), your Institutional Biosafety Committee (IBC) or equivalent body, or appropriate designated institutional biosafety official. If there is ambiguity in the BMBL guidelines and/or there is disagreement among the BMBL, an institutional committee or institutional official, the highest recommended containment level must be used. When submitting future Progress Reports indicate at the beginning of the report:

If no research with a Highly Pathogenic Agent or Select Agent has been performed or is planned to be performed under this grant.

If the work involves Select Agents and/or Highly Pathogenic Agents. Also address the following points:

Any changes in the use of the Agent(s) or Toxin(s) that have resulted in a change in the required biocontainment level, and any resultant change in location, if applicable, as determined by your IBC or equivalent body or official.

If work with a new or additional Agent(s)/Toxin(s) is proposed in the upcoming project period, provide:

•      A list of the new and/or additional Agent(s) that will be studied;

•      A description of the work that will be done with the Agent(s);

•      The title and location for each biocontainment resource/facility, including the name of the organization that operates the facility, and the biocontainment level at which the work will be conducted, with documentation of approval by your IBC or equivalent body or official.  It is important to note if the work is being done in a new location.

For domestic work with Select Agents provide documentation of Registration status of all domestic organizations/entities where Select Agent(s) will be used

Please be advised that changes in the use of a Select Agent will likely be considered a change in scope and, therefore, require NIH awarding office prior approval.

STAFF CONTACTS

The Grants Management Specialist is responsible for the negotiation, award and administration of this project and for interpretation of Grants Administration policies and provisions.  The Program Official is responsible for the scientific, programmatic and technical aspects of this project.  These individuals work together in overall project administration.  Prior approval requests (signed by an Authorized Organizational Representative) should be submitted in writing to the Grants Management Specialist. Requests may be made via e-mail.

Grants Management Specialist : Jay Colbert

Email:  colbertrj@niaid.nih.gov  Phone: 301-496-7075  Fax: 301-493-0597

Program Official: Patricia M. Repik

Email:  prepik@niaid.nih.gov  Phone: 301-451-3504  Fax: 301-480-1594

SPREADSHEET SUMMARY

GRANT NUMBER:  1R43AI084350-01A1

INSTITUTION:  BIOPROTECTION SYSTEMS CORPORATION

Budget	Year 1	Year 2
Salaries and Wages	$79,456	$81,840
Fringe Benefits	$14,063	$14,485
Consultant Services	$5,500	$5,500
Supplies	$34,000	$31,000
Travel Costs	$3,550	$3,550
Other Costs	$19,400	$19,100
Consortium/Contractual Cost	$18,360	$25,796
FEE	$12,257	$5,619
TOTAL FEDERAL DC	$174,329	$181,271
TOTAL FEDERAL F&A	$113,389	$113,030
TOTAL COST	$299,975	$299,920

Facilities and Administrative Costs	Year 1	Year 2
F&A Cost Rate 1	72.7%	72.7%
F&A Cost Base 1	$155,969	$155,475
F&A Costs 1	$113,389	$113,030